Exhibit 10.17
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
QuinStreet
[ * ]
[ * ]
DeVry, Inc.
One Tower Lane
Oakbrook Terrace, IL 60181
Dear [ * ]:
     This letter (“Letter”) sets out the terms of the agreement between DeVry, Inc. (“You”) and QuinStreet, Inc. (“QuinStreet”) pursuant to which QuinStreet has agreed to procure on Your behalf and as Your agent, e-mail sends (“Sends”) of approved advertising creative marketing Your products and/or services.
     The terms of agreement set forth herein are in addition to the terms of any other agreement(s) between You and QuinStreet in force as of the date hereof except that in the event of any conflict between any provision in any such agreement and the terms of this Letter, this Letter shall control.
     You have agreed that You shall:
1.	Maintain a list (the “Suppression List”) of all e-mail addresses from whose owners or users You receive unsubscribe requests via the Link, telephone, regular mail or courier service including unsubscribe request received in response to any other email correspondence that doesn’t utilize QuinStreet’s proprietary EmChoice system (such requests, the “Unsubscribes”);

2.	Provide to QuinStreet no later than 6:00 PM Pacific Time on Wednesday of each week during which You are in contractual privity with QuinStreet (or, if Wednesday is a holiday in any such week, Thursday) either: (i) an updated Suppression List containing all e-mail addresses contained in all Unsubscribes received by You up to the end of the day before the day on which the such Suppression List is delivered to QuinStreet; or (ii) a statement from You indicating that the content of Your Suppression List has not changed since the last time You provided it to QuinStreet because You have received no Unsubscribes during such time (a “No Change Notice”);

3.	Indemnify, defend and hold harmless QuinStreet from and against any and all claims, costs, fees or items of expense arising by virtue of any claim that You failed to honor any Unsubscribes:

4.	Waive any rights or causes of action arising by virtue of QuinStreet providing your Suppression List to any vendor of Sends so long as the contract pursuant to which such Suppression List is provided to such vendor contains representations by such vendor that it will comply with the provisions of the CAN-SPAM Act of 2003 (the “Act”);

5.	Comply with all Unsubscribes in the manner mandated by the Act; and

6.	Provide Your actual, physical street address to QuinStreet for display in any advertising or marketing copy included in any Sends and update QuinStreet of any change to such physical street address within 24 hours of any change to it.
You further represent and warrant to QuinStreet that the contents of any Suppression List or No Change Notice shall be accurate in all respects as of the date on which such List or Notice is sent to QuinStreet.
     QuinStreet represents and warrants to You that it shall not contract for the provision of Sends on Your behalf by any vendor that has not agreed in writing to comply with the provisions of the Act. QuinStreet further agrees to cooperate in a commercially reasonable manner, including assigning any rights of action against any vendor of Sends to You, but specifically excluding institution of litigation against any such vendor of Sends, in the event that any such vendor of Sends uses any Suppression List or any email address set forth therein in any manner prohibited by the Act or the agreement between QuinStreet and such vendor. You acknowledge that Your agreement to the terms and conditions set forth in this Letter constitutes a vital inducement to QuinStreet to secure Sends on Your behalf and that you will realize a material benefit as a result of any such Sends.
     The laws of the State of California and the Act shall govern this Letter.
     If the foregoing terms and conditions accurately reflect our agreement on the matters set forth in this letter of agreement, kindly return one fully executed counterpart of this Letter to the undersigned and retain one copy of it for Your records. A faxed signed counterpart of this letter of agreement shall be deemed sufficient evidence of its execution by either or both parties.

Sincerely, QuinStreet, Inc.
By:	/s/ Scott P. Mackley
Its:	VP, CSD

Accepted and agreed in all respects as of the date first above written:

DeVry

By:	[ * ]

Its:	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.